                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                         (Title of Class of Securities)

                                   00753C 10 2
                                 (CUSIP Number)

       Gerald W. Cowden, Esq., 1414 Terminal Tower, Cleveland, Ohio 44113;
                                 (216) 241-2880
       -------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  May 8, 1998 *
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]


*See Item 5 on Page 19.

                                  SCHEDULE 13D


----------------------------                                                             -------------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE  2   OF  22
----------------------------                                                             -------------------------------------------

                                                      (AMENDMENT NO. 6)

---------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
          Wayne R. Hellman
---------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                               (a) [X]
                                                                                                                         (b) [ ]
          Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting
          Trust dated October 10, 1995, as amended.  Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).


---------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------
    4     SOURCE OF FUNDS
          Not Applicable - a disposition; a change of address
---------------------------------------------------------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)    [ ]


---------------------------------------------------------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------------------------------------------------------------------------------------------------------------------
                                       7   SOLE VOTING POWER
           NUMBER OF                       4,654,065
            SHARES                 ----------------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH
          REPORTING                    8   SHARED VOTING POWER
            PERSON                           0
             WITH                  ----------------------------------------------------------------------------------------------
                                       9   SOLE DISPOSITIVE POWER
                                           1,898,070
                                   ----------------------------------------------------------------------------------------------
                                      10   SHARED DISPOSITIVE POWER
                                             0
---------------------------------------------------------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,684,676

---------------------------------------------------------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                              [X]
          Mr. Hellman disclaims beneficial ownership of 50,000 shares which are owned by Hellman Foundation, of which Mr.
          Hellman is the trustee.  Mr. Hellman also disclaims beneficial ownership of 125,000 shares which are owned by Hellman,
          Ltd., an Ohio limited liability company, of which Mr. Hellman is the manager.  Mr. Hellman also disclaims beneficial ownership of 25,861 shares and 4,750 vested options which are all owned by his wife, Diane Hellman.

---------------------------------------------------------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          23.2%
---------------------------------------------------------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
           IN
---------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D




----------------------------                                                             -------------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE  3   OF   22
----------------------------                                                             -------------------------------------------

                                                         (AMENDMENT NO. 6)

---------------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             David L. Jennings (as a member of the Voting Trust Group)

---------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a)  [X]
                                                                                                                        (b)  [ ]

---------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                        [ ]

               Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
---------------------------------------------------------------------------------------------------------------------------------
                                      7  SOLE VOTING POWER
           NUMBER OF                       0
            SHARES
  BENEFICIALLY OWNED BY EACH      -----------------------------------------------------------------------------------------------
          REPORTING
            PERSON                    8  SHARED VOTING POWER
             WITH                          0
                                  -----------------------------------------------------------------------------------------------
                                      9  SOLE DISPOSITIVE POWER
                                         546,444
                                  -----------------------------------------------------------------------------------------------
                                     10  SHARED DISPOSITIVE POWER
                                           0
----------------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             546,444

---------------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             [ ]

---------------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.7%

---------------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
             IN

---------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


----------------------------                                                             ---------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE 4 OF   22
----------------------------                                                             ---------------------------------------

                                                         (AMENDMENT NO. 6)

-------------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Louis S. Fisi (as a member of the Voting Trust Group)

-------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [X]
                                                                                                             (b) [ ]


-------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
-------------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)             [ ]

               Not Applicable
-------------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------------------------
                                             7  SOLE VOTING POWER
          NUMBER OF                               0
            SHARES                       --------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH                 8  SHARED VOTING POWER
          REPORTING                               0
            PERSON                       --------------------------------------------------------------------------------------
             WITH                            9  SOLE DISPOSITIVE POWER
                                                495,917
                                         --------------------------------------------------------------------------------------
                                            10  SHARED DISPOSITIVE POWER
                                                 0
-------------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              495,917

-------------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                         [x]

               Mr. Fisi disclaims beneficial ownership of 80,000 shares owned by his adult children and step-children.

-------------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              2.5%
-------------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
              IN

-------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


----------------------------                                                             ---------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE 5 OF  22
----------------------------                                                             ---------------------------------------

                                                         (AMENDMENT NO. 6)
-------------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller (as a member of the Voting Trust Group)

-------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) [X]
                                                                                                              (b) [ ]


-------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable-a disposition
-------------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)             [ ]

               Not Applicable
-------------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-------------------------------------------------------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
         NUMBER OF                          6,000
           SHARES                 ---------------------------------------------------------------------------------------------
 BENEFICIALLY OWNED BY EACH           8    SHARED VOTING POWER
         REPORTING                           0
           PERSON                 ---------------------------------------------------------------------------------------------
            WITH                      9    SOLE DISPOSITIVE POWER
                                           260,398
                                  ---------------------------------------------------------------------------------------------
                                     10    SHARED DISPOSITIVE POWER
                                            0
-------------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             260,398

-------------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
               Mr. Roller disclaims beneficial ownership of 70,414 shares owned by six trusts for the benefit of his children.

-------------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.3%
-------------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
              IN

-------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


----------------------------                                                             -------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE 6 OF  22
----------------------------                                                             -------------------------------------

                                                         (AMENDMENT NO. 6)

------------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Juris Sulcs (as a member of the Voting Trust Group)

------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) [X]
                                                                                                         (b) [ ]


------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



------------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
------------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)        [ ]

               Not Applicable
------------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
------------------------------------------------------------------------------------------------------------------------------
                                      7  SOLE VOTING POWER
          NUMBER OF                        0
            SHARES                --------------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH          8  SHARED VOTING POWER
          REPORTING                        0
            PERSON                --------------------------------------------------------------------------------------------
             WITH                     9  SOLE DISPOSITIVE POWER
                                          337,027
                                  --------------------------------------------------------------------------------------------
                                     10  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              337,027

------------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                      [ ]

------------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.7%
------------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
              IN

------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             -------------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   7  OF   22
----------------------------                                                             -------------------------------------

                                                         (AMENDMENT NO.  6)

-------------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             The Estate of James F. Sarver (as a member of the Voting Trust Group)

-------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [X]
                                                                                                                 (b) [ ]


-------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

                Not Applicable
-------------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                 [ ]

               Not Applicable
-------------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-------------------------------------------------------------------------------------------------------------------------------
                                      7   SOLE VOTING POWER
          NUMBER OF                       0
            SHARES                ---------------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH          8   SHARED VOTING POWER
          REPORTING                       0
            PERSON                ---------------------------------------------------------------------------------------------
             WITH                     9   SOLE DISPOSITIVE POWER
                                          268,917
                                  ---------------------------------------------------------------------------------------------
                                     10   SHARED DISPOSITIVE POWER
                                          0
-------------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               268,917

-------------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]

-------------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.3%

-------------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
             OO

-------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   8   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO.  6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Christine Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                  (a) [X]
                                                                                                               (b) [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)              [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                             7    SOLE VOTING POWER
          NUMBER OF
            SHARES                                 0
  BENEFICIALLY OWNED BY EACH             ---------------------------------------------------------------------------------
          REPORTING                          8  SHARED VOTING POWER
            PERSON
             WITH                                0
                                         ---------------------------------------------------------------------------------
                                             9  SOLE DISPOSITIVE POWER

                                                306,377
                                         ---------------------------------------------------------------------------------
                                            10  SHARED DISPOSITIVE POWER

                                                 0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              306,377
--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.5%
--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
              IN

--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   9   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Brian A. Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [X]
                                                                                                                (b) [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)               [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                             7  SOLE VOTING POWER
           NUMBER OF                              6,850
            SHARES                       ---------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH
          REPORTING                          8  SHARED VOTING POWER
            PERSON                                0
             WITH                        ---------------------------------------------------------------------------------
                                             9  SOLE DISPOSITIVE POWER
                                                  162,112
                                         ---------------------------------------------------------------------------------
                                            10  SHARED DISPOSITIVE POWER
                                                  0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               162,112

--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                     [ ]

--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .8%
--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               IN

--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   10   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Lisa B. Hellman (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [X]
                                                                                                             (b) [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)            [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                         7  SOLE VOTING POWER
            NUMBER OF                        375
              SHARES                  ---------------------------------------------------------------------------------
    BENEFICIALLY OWNED BY EACH            8  SHARED VOTING POWER
            REPORTING                          0
              PERSON                  ---------------------------------------------------------------------------------
               WITH                       9  SOLE DISPOSITIVE POWER
                                               146,614
                                      ---------------------------------------------------------------------------------
                                         10  SHARED DISPOSITIVE POWER
                                              0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               146,614

--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                      [ ]


--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .7%

--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
             IN

--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   11   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995
             (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [X]
                                                                                                        (b) [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)        [ ]
               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                          7   SOLE VOTING POWER
           NUMBER OF                            0
             SHARES                   ----------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY EACH             8   SHARED VOTING POWER
           REPORTING                            0
             PERSON                   ----------------------------------------------------------------------------------
              WITH                        9   SOLE DISPOSITIVE POWER
                                               4,708
                                      ----------------------------------------------------------------------------------
                                         10   SHARED DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,708

--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.0%
--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   12   OF   22
----------------------------                                                             ---------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett
             Trust dated August 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                       (a)  [X]
                                                                                                    (b)  [ ]


--------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)    [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------
                                        7  SOLE VOTING POWER
           NUMBER OF                        0
            SHARES                  --------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH            8  SHARED VOTING POWER
          REPORTING                          0
            PERSON                  --------------------------------------------------------------------------------
             WITH                       9  SOLE DISPOSITIVE POWER
                                            4,208
                                    --------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                            0
--------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,208

--------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]

--------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.0%
--------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

--------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             -------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   13   OF   22
----------------------------                                                             -------------------------------

                                                         (AMENDMENT NO. 6)

------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24,
             1995 (as a member of the Voting Trust Group)

------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                     (a) [X]
                                                                                                  (b) [ ]


------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)  [ ]

               Not Applicable
------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
------------------------------------------------------------------------------------------------------------------------
                                           7   SOLE VOTING POWER
             NUMBER OF                           0
              SHARES                   ---------------------------------------------------------------------------------
    BENEFICIALLY OWNED BY EACH             8   SHARED VOTING POWER
            REPORTING                            0
              PERSON                   ---------------------------------------------------------------------------------
               WITH                        9   SOLE DISPOSITIVE POWER
                                                 9,708
                                       ---------------------------------------------------------------------------------
                                          10   SHARED DISPOSITIVE POWER
                                                 0
------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,708

------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                      [ ]

------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%
------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   14   OF   22
----------------------------                                                             ------------------------------

                                                         (AMENDMENT NO. 6)

-----------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller
             Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

-----------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a)  [X]
                                                                                                        (b)  [ ]


-----------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
-----------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)        [ ]

               Not Applicable
-----------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-----------------------------------------------------------------------------------------------------------------------
                                     7  SOLE VOTING POWER
           NUMBER OF                      0
            SHARES               --------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH         8  SHARED VOTING POWER
          REPORTING                       0
            PERSON               --------------------------------------------------------------------------------------
             WITH                    9  SOLE DISPOSITIVE POWER
                                          17,261
                                 --------------------------------------------------------------------------------------
                                    10  SHARED DISPOSITIVE POWER
                                          0
-----------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,261

-----------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]


-----------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%
-----------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   15   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn
             Jarrett Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                  (a)  [X]
                                                                                                               (b)  [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                        7  SOLE VOTING POWER
           NUMBER OF                         0
            SHARES                  --------------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY EACH            8  SHARED VOTING POWER
          REPORTING                          0
            PERSON                  --------------------------------------------------------------------------------------
             WITH                       9  SOLE DISPOSITIVE POWER
                                             17,261
                                    --------------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,261

--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                         [ ]

--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%
--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                                                             ---------------------------------

  CUSIP  NO.   00753C 10 2                                                                PAGE   16   OF   22
----------------------------                                                             ---------------------------------

                                                         (AMENDMENT NO. 6)

--------------------------------------------------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller
             Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

--------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [X]
                                                                                                             (b) [ ]


--------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY



--------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)            [ ]

               Not Applicable
--------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------------------------------------------------
                                      7  SOLE VOTING POWER
          NUMBER OF                        0
           SHARES                 ---------------------------------------------------------------------------------
 BENEFICIALLY OWNED BY EACH           8  SHARED VOTING POWER
         REPORTING                         0
           PERSON                 ---------------------------------------------------------------------------------
            WITH                      9  SOLE DISPOSITIVE POWER
                                           17,268
                                  ---------------------------------------------------------------------------------
                                     10  SHARED DISPOSITIVE POWER
                                           0
--------------------------------------------------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,268

--------------------------------------------------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                      [ ]


--------------------------------------------------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%
--------------------------------------------------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON
               OO

--------------------------------------------------------------------------------------------------------------------------

CUSIP NO. 00753C 10 2                                              PAGE 17 OF 22


                                 AMENDMENT NO. 6
                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

         The class of securities to which this statement relates is Common Stock, par value $.001 (the "Common Stock"). The name and address of the principal executive office of the issuer is Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio 44139.

ITEM 2.  IDENTITY AND BACKGROUND

         a. The names of the persons filing this statement are Wayne R. Hellman ("Hellman"), and Hellman as Voting Trustee and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust Group: the Estate of James F. Sarver ("Sarver"); Christine Hellman; Lisa B. Hellman; Robert
                  S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert
                  S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert
                  S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert
                  S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia
                  M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by David L. Jennings ("Jennings") Louis S. Fisi ("Fisi"), Robert S. Roller ("Roller"), Juris Sulcs ("Sulcs") and Brian A. Hellman, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares with respect to each matter submitted to the Company's shareholders for their vote. The record owner of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

         b. The business address of Hellman, Fisi, Roller, Sulcs, Lisa B. Hellman and Brian Hellman is 32000 Aurora Road, Solon, Ohio 44139. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023. The address of Sarver is c/o National City Bank, Trustee, Trust Probate Division, P.O. Box 5756, Cleveland, Ohio 44101.

         c. The following are the present principal occupations and addresses of employment of the reporting persons:

CUSIP NO. 00753C 10 2                                              PAGE 18 OF 22


Name:                      Occupation:                         Address:
-----                      -----------                         --------

Hellman            Chief Executive Officer            Issuer (address is specified in Item 1)

Members of the Voting Trust Group:

Jennings          Coordinator of Pacific Rim          Lighting Resources International, Inc.
                  Development                         3000 Seneca Industrial Parkway
                                                      Bellevue, Ohio  44811

Fisi              Executive Vice President,           Issuer  (address is specified in Item 1)
                  Secretary

Roller            Coordinator of Market               Venture Lighting International, Inc.
                  Development                         (address is specified in Item 1)

Sulcs             Coordinator of Technology           Venture Lighting International, Inc.
                  Development                         (address is specified in Item 1)

Estate of         Not Applicable                      c/o National City Bank, Trustee
Sarver                                                Trust Probate Division
                                                      P.O. Box 5756
                                                      Cleveland, Ohio 44101

Christine         Consultant                          17230 Red Fox Trail
Hellman                                               Chagrin Falls, Ohio 44022

Brian A. Hellman  Strategic Planning                  Issuer (address is specified in Item 1)
                  Manager

Lisa B. Hellman   Vice President of                   Metal Halide Technologies, Inc.
                  Metal Halide Technologies, Inc.     (address is specified in Item 1)

LMR Trust         Not Applicable                      8630 Tamarack Trail
                                                      Chagrin Falls, Ohio  44023

JLJ Trust         Not Applicable                      8630 Tamarack Trail
                                                      Chagrin Falls, Ohio  44023

KJR Trust         Not Applicable                      8630 Tamarack Trail
                                                      Chagrin Falls, Ohio  44023

LMR Long Term     Not Applicable                      8630 Tamarack Trail
Trust                                                 Chagrin Falls, Ohio  44023

JLJ Long Term     Not Applicable                      8630 Tamarack Trail
Trust                                                 Chagrin Falls, Ohio  44023

KJR Long Term     Not Applicable                      8630 Tamarack Trail
Trust                                                 Chagrin Falls, Ohio  44023

CUSIP NO. 00753C 10 2                                              PAGE 19 OF 22


          d.      No change is being reported.

          e.      No change is being reported.

          f.      No change is being reported.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Not applicable. Amendment No. 6 reports a decrease in the number of shares of Common Stock beneficially owned. Amendment No. 6 also reports a change in the principal executive office of the Issuer (see Item 1), which is effective on May 8, 1998.

ITEM 4.   PURPOSE OF TRANSACTION

          No change is being reported.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of May 1, 1998:


                                                                                   #Shares
                     Aggregate #                         #Shares     #Shares       Right to       # Shares Sole     # Shares Sole
Name                 Shares Owned         % Owned        Disposed    Acquired       Acquire       Power to Vote    Power to Dispose
----              -------------------     --------       --------    --------    -------------   --------------- -------------------

Hellman(2)               4,684,676         23.2%               0           0             0          4,654,065       1,898,070

Jennings(1)                546,444          2.7%               0           0             0                  0         546,444

Fisi(1)                    495,917          2.5%           1,000(6)        0             0                  0         495,917

Estate of Sarver(1)        268,917          1.3%          65,000(7)        0             0                  0         268,917

Sulcs(1)                   337,027          1.7%           3,285(8)        0             0                  0         337,027

Roller(1)(3)               260,398          1.3%               0           0             0              6,000         260,398

Christine Hellman(1)       306,377          1.5%          10,000(4)        0             0                  0         306,377

Brian Hellman(1)(5)        162,112           .8%               0           0         5,350              6,850         162,112

Lisa Hellman(1)            146,614           .7%               0           0           375                375         146,614

LMR Trust(1)                 4,708          0.0%               0           0             0                  0           4,708

JLJ Trust(1)                 4,208          0.0%               0           0             0                  0           4,208

KJR Trust(1)                 9,708          0.0%               0           0             0                  0           9,708

CUSIP NO. 00753C 10 2                                              PAGE 20 OF 22


LMR Long
Term Trust(1)          17,261            0.0%               0               0           0                0             17,261

JLJ Long
Term Trust(1)          17,261            0.0%               0               0           0                0             17,261

KJR Long
Term Trust(1)          17,268            0.0%               0               0           0                0             17,268


(1) These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Irrevocable Proxy, as the case may be (see Item 2 hereof).
(2) Wayne Hellman beneficially owns 1,898,070 shares in his individual capacity.
(3) Roller beneficially owns 6,000 shares which are not subject to the voting trust.
(4)  Christine Hellman sold 10,000 shares on the open market on April 3, 1998.
(5) Brian Hellman beneficially owns 6,850 shares which are not subject to the Irrevocable Proxy.
(6) Mr. Fisi gift transferred his shares to a not-for-profit organization on December 31, 1997.
(7)  The Estate of Sarver sold shares on the open market on December 31, 1997.
(8)  Mr. Sulcs gift transferred shares to his children on January 30, 1998.

     None of the above persons share voting power with respect to any shares.

           d.       No change is being reported.

           e.       No change is being reported.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

           No change is being reported.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

           1. The form of the Voting Trust Agreement, as amended, and the form of the Irrevocable Proxy are hereby incorporated by reference from the Amendment No. 2 to Schedule 13D filed via EDGAR on June 24, 1996.

CUSIP NO.  00753C 10 2                                             PAGE 21 OF 22


SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.


Date: May 26, 1998                   /s/ Wayne R. Hellman
                                     ----------------------------------------
                                     WAYNE R. HELLMAN*


Date: May 26, 1998                   /s/ David L. Jennings
                                     ----------------------------------------
                                     DAVID L. JENNINGS**


Date: May 26, 1998                   /s/ Louis S. Fisi
                                     ----------------------------------------
                                     LOUIS S. FISI**


Date: May 26, 1998                   /s/ Robert S. Roller
                                     ----------------------------------------
                                     ROBERT S. ROLLER**


Date: May 27, 1998                   /s/ Juris Sulcs
                                     ----------------------------------------
                                     JURIS SULCS**


Date: May 26, 1998                   /s/ Christine Hellman
                                     ----------------------------------------
                                     CHRISTINE HELLMAN**


Date: May 27, 1998                   /s/ Brian A. Hellman
                                     ----------------------------------------
                                     BRIAN A. HELLMAN**


Date: May 26, 1998                   /s/ Lisa B. Hellman
                                     ----------------------------------------
                                     LISA B. HELLMAN**


Date: May 11, 1998                   /s/ National City Bank, Executor
                                     ----------------------------------------
                                     By:     A.S. Cavanaugh, Vice President
                                         ------------------------------------
                                     ON BEHALF OF THE ESTATE
                                     OF JAMES F. SARVER**

                    (Signatures continued on following page.)

----------
* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**   Member of the Voting Trust Group.

CUSIP NO.  00753C 10 2                                             PAGE 22 OF 22


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.



Date: May 26, 1998                   /s/ Robert S. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA MARIE ROLLER TRUST DATED AUGUST 24, 1995**

Date: May 26, 1998                   /s/ RobertS. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER AS CO-TRUSTEE OF THE JENNIFER LYNN JARRETT TRUST DATED AUGUST 24, 1995**


Date: May 26, 1998                  /s/  Robert S. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER AS CO-TRUSTEE OF THE KIMBERLY JOY ROLLER TRUST DATED AUGUST 24, 1995**


Date: May 26, 1998                  /s/  Robert S. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER CO-TRUST FOR THE LISA MARIE
                               ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**


Date: May 26, 1998                  /s/  Robert S. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER, CO-TRUSTEE FOR THE JENNIFER LYNN JARRETT LONG TERM TRUST DATED SEPTEMBER 24, 1995**


Date: May 26, 1998                  /s/  Robert S. Roller
                               ------------------------------------------------
                               ROBERT S. ROLLER, CO-TRUSTEE OF THE KIMBERLY JOY ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**







----------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**   Member of the Voting Trust Group.